Exhibit 5.1

The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101

Mark C. Darrell

Senior Vice President, General Counsel and

Chief Compliance Officer

(314) 342-0520

June 11, 2014

The Laclede Group, Inc.

720 Olive Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3

File No. 333-190388

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Compliance Officer of The Laclede Group, Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-190388) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of: (i) 10,350,000 shares (including 1,350,000 shares pursuant to the Common Share Underwriters’ (as defined below) option to purchase additional shares) (the “Common Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), pursuant to the terms of an underwriting agreement, dated June 5, 2014 (the “Common Shares Underwriting Agreement”), by and among the Company and the several underwriters named on Exhibit A thereto for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC (“Wells Fargo”) acted as representatives (collectively, the “Common Share Underwriters”); and (ii) 2,875,000 corporate units of the Company (including 375,000 corporate units pursuant to the Corporate Units Underwriters’ (as defined below) option to purchase additional corporate units) (the “Corporate Units”), pursuant to the terms of an underwriting agreement, dated June 5, 2014 (the “Corporate Units Underwriting Agreement” and collectively with the Common Shares Underwriting Agreement, the “Underwriting Agreements”), by and among the Company and the several underwriters named on Exhibit A thereto for whom Credit Suisse and Wells Fargo acted as representatives (collectively, the “Corporate Units Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Each Corporate Unit initially consists of (a) a 1/20th, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2014 Series A 2.00% Remarketable Junior Subordinated Notes due 2022 (the “Notes”) and (b) a stock purchase contract (a “Purchase Contract”) issued by the Company pursuant to which the holder of the related Corporate Unit will purchase from the Company on April 1, 2017, subject to earlier termination or settlement, for an amount in cash equal to the stated amount per security of $50, a number of shares of Common Stock (collectively, the “Purchase Contract Shares”), as set forth in the Purchase Contract and Pledge Agreement, dated as June 11, 2014 (the “Purchase Contract and Pledge Agreement”), by and between the Company and U.S. Bank National Association (“U.S. Bank”), as Purchase Contract Agent, Collateral Agent, Custodial Agent, and

Securities Intermediary. The Notes are being issued pursuant to that Junior Subordinated Indenture (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each dated as of June 11, 2014 and by and between the Company and U.S. Bank, as Trustee. Pursuant to the Purchase Contract and Pledge Agreement, a holder of Corporate Units may, at its option, elect to create treasury units (the “Treasury Units”). The term “Equity Units” includes both Corporate Units and Treasury Units.

I have reviewed the Registration Statement, the Indenture, the form of global certificate representing the Notes, the form of global certificate representing the Corporate Units (including the form of Purchase Contract forming a part thereof), the Purchase Contract and Pledge Agreement and the Underwriting Agreements. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company and the pricing committee thereof authorizing the issuance and sale of the Common Shares and Corporate Units (including the Purchase Contracts, Notes and Purchase Contract Shares) and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Company is a validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The Company has the corporate power and authority to issue the Equity Units, including the Purchase Contracts forming a part thereof, and the Notes. The Equity Units, the Purchase Contracts and the Notes have been duly authorized, executed and delivered by the Company.

3. When the Common Shares have been issued and delivered against payment in full of the consideration payable therefor as contemplated by the Common Shares Underwriting Agreement, the Common Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

4. When the Purchase Contract Shares have been issued and delivered upon settlement of the Purchase Contracts against payment in full of the consideration payable therefor in accordance with the Purchase Contracts and as contemplated by the Corporate Units Underwriting Agreement, the Purchase Contract Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated June 3, 2014 and the separate Prospectus Supplements relating to the offering of the Common Shares and the Corporate Units, each dated June 5, 2014, in each case forming a part of the Registration Statement and under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell

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